Exhibit 99.2

DIANTHUS’ BUSINESS

Terms not defined herein shall have the meanings ascribed to them in Dianthus’ definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission on August 1, 2023.

Overview

Dianthus Therapeutics, Inc., or Dianthus, is a clinical-stage biotechnology company focused on developing next-generation complement therapeutics for patients living with severe autoimmune and inflammatory diseases. Dianthus believes its lead novel and proprietary monoclonal antibody product candidate, DNTH103, has the potential to address a broad array of complement-dependent diseases as currently available therapies or those in development leave room for improvements in efficacy, safety, and/or dosing convenience. Dianthus has purposefully engineered DNTH103 to selectively bind to only the active form of the C1s complement protein and to exhibit improved potency and an extended half-life. By selectively targeting only the active form of C1s, which drives disease pathology and constitutes only a small fraction of the total protein present in circulation, Dianthus aims to reduce the amount of drug required for a therapeutic effect. Dianthus intends to deliver its product candidates through a lower dose, less frequent, self-administered, convenient subcutaneous (“S.C.”) injection suitable for a pre-filled pen.

Dianthus’ Pipeline-in-a-Product Potential for DNTH103, a Next-Generation Complement Therapeutic

*	Dianthus holds world-wide rights excluding rights to Greater China, which are outlicensed to Zenas BioPharma LLC (“Zenas BioPharma”).

DNTH103

Dianthus’ most advanced product candidate, DNTH103, is a clinical-stage, highly potent, highly selective and fully human monoclonal immunoglobulin G4 (“IgG4”) with picomolar binding affinity that is designed to selectively bind only to the active form of the C1s complement protein (“C1s”). The active form of C1s is generated during complement activation by cleavage of the inactive proC1s (as defined below). As a validated complement target in the autoimmune and inflammatory field, C1s inhibition prevents further progression of the classical pathway cascade. DNTH103 is engineered with YTE half-life extension technology, a specific three amino acid change in the Fc domain, and has a pharmacokinetic (“PK”) profile designed to support less frequent, lower dose, self-administration as a convenient S.C. injection. Data reported in August of 2023 from DNTH103’s ongoing Phase 1 clinical trial in 52 healthy volunteers across seven dose cohorts validates the extended half-life and potent classical pathway inhibition and supports a potentially differentiated safety profile of DNTH103. The top-line data confirmed its approximately 60-day half-life and highly potent classical pathway inhibition with every two weeks (“Q2W”) S.C. dosing of 300mg/2mL surpassing the calculated IC90 of 83ug/mL, establishing DNTH103’s best-in-class potential to be the first self-administered subcutaneous injection dosed as infrequently as Q2W to treat a range of autoimmune disorders. Based on the clinical data available to date, DNTH103 was generally well tolerated with no serious adverse events (“SAEs”) or complement-related infections. DNTH103 is designed to selectively target the active form of C1s, inhibiting only the classical pathway, while leaving the lectin and alternative pathways intact. As a result, DNTH103 may have a reduced risk of infections from encapsulated bacteria when compared to C5 terminal inhibitors, thus potentially avoiding a U.S. Food and Drug Administration, or FDA, Boxed Warning and associated Risk Evaluation and Mitigation Strategy (“REMS”). Dianthus believes that DNTH103 has the potential to yield therapeutic benefit in multiple autoimmune and inflammatory disease indications where inappropriate activation of the classical pathway cascade drives or exacerbates the disease pathology by inhibiting the ability of activated C1s to effect downstream complement activity, ameliorating complement mediated cell death and disruption of normal cellular function.

DNTH103 was designed to achieve the following target product profile across multiple indications:

•

Lower dose for convenient S.C. self-administration: Reduce the amount of drug required for a therapeutic effect by selectively targeting only the active form of C1s and deliver 300mg in a single 2mL S.C. injection suitable for a pre-filled pen;

•	Less frequent administration: Lower the frequency of administration by incorporating the YTE half-life extension technology and deliver DNTH103 through a single S.C. injection Q2W; and

•

Lower risk of infection from encapsulated bacteria: By inhibiting only the classical pathway and leaving the lectin and alternative pathways intact, provide a therapeutic option with a superior safety profile as compared to terminal pathway inhibitors approved or in development for conditions such as gMG and reduce the potential for a serious bacterial infection and an FDA Boxed Warning and associated REMS program.

DNTH103 is currently being evaluated in a first-in-human Phase 1 single and multiple ascending dose (“MAD”) clinical trial in New Zealand to explore the safety, tolerability, PK, and pharmacodynamics (“PD”) of DNTH103 in healthy volunteers. DNTH103 has completed the dose cohorts that are required to progress into Phase 2 clinical trials, pending regulatory authorizations. In August of 2023, Dianthus reported data from 52 healthy volunteers that have been dosed across seven cohorts, including five single ascending dose (“SAD”) cohorts: 1mg/kg intravenous (“I.V.”), 10mg/kg I.V., 30mg/kg I.V., 300mg S.C. and 600mg S.C.; and two MAD cohorts: 300mg S.C. and 600mg. S.C. Based on the clinical data available to date, DNTH103 has been generally well-tolerated, demonstrating favorable PK and PD data, supporting its target product profile. Based on data from the 52 healthy volunteers, DNTH103 has a half-life of approximately 60 days. With these data, Dianthus conducted a PK simulation (as shown below) that demonstrates the steady state serum concentration of DNTH103, when dosed 300mg S.C. Q2W following an initial I.V. loading dose, exceeds the serum concentration required to surpass 90% classical pathway inhibition in a hemolytic assay (“IC90”) estimated to be 83ug/mL. Dianthus believes, based on published scientific literature related to other complement therapies, that the IC90 will be sufficient to achieve clinical activity in patients with generalized Myasthenia Gravis (“gMG”).

DNTH103 was also studied in a validated functional in vitro experiment simulating the neuromuscular junction in patients with AChR antibody positive MG with the objective of evaluating the impact of DNTH103 on muscle fatigue, a composite measure of neurotransmission and muscle contraction.

In AChR antibody positive MG, IgG1 or IgG3 autoantibodies to the acetylcholine receptor induce local classical pathway activation and MAC formation, resulting in neuromuscular junction damage and subsequent disruption of neurotransmission and muscle contraction. Similar functional in vitro studies from Hesperos, Inc., have been published in peer-reviewed journals and used to support IND submissions for other neuromuscular conditions such as MMN and CIDP.

In this experiment, the nerve cells are continuously stimulated for two minutes and measurements of the muscle contractions are collected. The impact of the addition of serum from three different AChR antibody positive MG patients to the simulated neuromuscular junction was then assessed, causing muscle contraction to become weaker and fatigue due to neurotransmission impairment. The percent change in muscle fatigue index to baseline was then examined following the introduction of 1.0 µM of a tested recombinantly-generated form (in-vitro synthesized molecules whose molecular structure is predicted to be identical based on amino acid sequences from patent filings) of ravulizumab, and two concentrations of DNTH103, 1.0 µM and 0.1 µM. The results demonstrate that ravulizumab reduced muscle fatigue in AChR antibody positive MG patient samples, as expected. DNTH103 also reduced muscle fatigue in AChR antibody positive MG patient samples, indicating an improvement in neurotransmission and muscle contraction. The results provide further scientific rationale for DNTH103 in gMG.

Dianthus intends to submit an Investigational New Drug application (“IND”) in the United States in the fourth quarter of 2023, and subsequently, a Clinical Trial Application (“CTA”) in the European Union to support the initiation of a global Phase 2 clinical trial in gMG in the first quarter of 2024.

Myasthenia gravis (“MG”) is a rare, chronic autoimmune disorder characterized by muscle weakness due to complement-mediated damage to the muscle endplate. MG affects the voluntary muscles of the body, especially those that control the eyes, mouth, throat, limbs and in severe cases, muscles which support breathing. Clinically, MG can be classified as either ocular or generalized. In ocular MG, impairment is limited to the eye muscles, with symptoms such as diplopia (double vision) and ptosis (drooping of the upper eyelid). Approximately 80% of ocular MG cases progress to gMG. Patients with gMG may experience impaired vision, speech, and mobility; shortness of breath; difficulty swallowing and eating; and fatigue, all of which can have a profound negative effect on activities of daily life. gMG can result in a myasthenia crisis, a life-threatening condition, with very high fatality rates if left untreated. gMG crisis causes severe weakness of the diaphragm and chest muscles that support breathing, resulting in respiratory paralysis and requiring admission to the intensive care unit and the need for ventilatory support.

MG has an estimated prevalence of approximately 70,000 individuals in the United States. However, given this disease is often underdiagnosed, estimated diagnosed prevalence of MG in the United States has been reported to be as high as approximately 90,000 individuals. The disease affects both men and women, but often presents earlier in women. Approximately 85% of MG patients demonstrate elevated serum levels of acetylcholine receptor (“AChR”) antibodies, which disrupt signal transmission at the neuromuscular junction.

As gMG becomes more severe in patients, the treatment burden meaningfully increases due to the need for higher dose or more frequent intravenous infusions. In addition, approved C5 complement inhibitor therapies which have demonstrated efficacy in AChR positive gMG patients, have an FDA Boxed Warning and an associated REMS due to the risk of serious meningococcal infections. Moreover, up to approximately 80% of patients fail to achieve complete stable remission on existing therapies.

Dianthus believes DNTH103 has the potential to meaningfully transform the standard of care in gMG as a potent, lower dose, lower frequency, self-administered S.C. injection that may not have an FDA Boxed Warning or REMS. As a more patient-friendly, predictable, convenient and a less burdensome biologic, DNTH103 has the potential to become a first-line biologic treatment option. Thus, DNTH103 could compete for early treatment of AChR positive gMG patients versus intravenous immune globulin (“IVIG”), terminal complement inhibitors and neonatal fragment crystallizable receptor (“FcRn”) inhibitors, as well as for use in patients that do not adequately respond to other biologics such as IVIG or FcRn inhibitors.

Dianthus plans to progress DNTH103 into Phase 2 clinical trials in additional diseases in which the classical pathway plays a significant role in the disease pathology, such as multifocal motor neuropathy (“MMN”), and chronic inflammatory demyelinating polyneuropathy (“CIDP”). MMN is a pure motor neuropathy associated with asymmetric deficits with predilection for upper limb involvement and has an estimated U.S. prevalence of up to approximately 10,000 individuals. MMN is progressive and causes substantial disability and loss of function, due to involvement of upper limbs. CIDP is an autoimmune and inflammatory disorder affecting the myelin that insulates and protects peripheral nerves and has an estimated U.S. prevalence of approximately 15,000 individuals. There are currently no FDA-approved complement or FcRn inhibitors in either condition and significant unmet needs remain for more effective, safe, and/or convenient therapeutics. Dianthus plans to start Phase 2 trials in these additional indications in 2024, subject to IND clearances or other regulatory authorizations. Dianthus continues to evaluate other indications where the classical pathway plays a significant role in the disease pathology and DNTH103 could address unmet medical needs.

Discovery Programs

Dianthus has a dedicated team of scientists with extensive complement and antibody experience focused on expanding its pipeline of next-generation complement therapeutics targeting the active form of complement proteins. Dianthus expects its ongoing discovery efforts to nominate a new development candidate for an additional complement target in the second half of 2024.

Dianthus’ Team and Investors

Dianthus Therapeutics OpCo, Inc., or OpCo, was founded in 2019 by a group of leading entrepreneurial scientists and investors with extensive monoclonal antibody experience. Its scientific founders’ discoveries have also led to the creation of other successful biotechnology companies, including Apogee Therapeutics, Inc., Astria Therapeutics, Inc., Cogent Biosciences, Inc., Spyre Therapeutics, Inc., and Viridian Therapeutics, Inc. Dianthus is led by a strong management team and scientists with diverse backgrounds and significant experience in developing novel treatments for patients at biopharmaceutical companies such as Alexion Pharmaceuticals, Inc., Aspreva Pharmaceuticals Corp., Aurinia Pharmaceuticals Inc., Ra Pharmaceuticals, Inc., and UCB S.A. Together, its team has a proven track record in the discovery, development and commercialization of numerous approved complement and autoimmune and inflammatory therapeutics.

Since its inception and prior to the completion of the Merger, OpCo had raised approximately $121 million of capital from premier life science investors, including 5AM Ventures, Avidity Partners, Fairmount Funds Management LLC (“Fairmount”), Fidelity Management & Research Company, Tellus BioVentures, LLC (“Tellus BioVentures”) and Venrock Healthcare Capital Partners.

On September 11, 2023, in connection with the completion of the Merger, OpCo completed a $72 million private investment in its common stock and pre-funded warrants from a syndicate of healthcare investors led by Fidelity Management & Research Company, Catalio Capital Management, 5AM Ventures, Avidity Partners, Wedbush Healthcare Partners and founding investors Fairmount, Tellus BioVentures and Venrock Healthcare Capital Partners.

Dianthus’ Strategy

Dianthus’ goal is to continue to develop next-generation complement therapeutics for the treatment of severe autoimmune and inflammatory diseases by harnessing the power of selectivity. The key components of its strategy are:

•

Rapidly advance DNTH103 into a global Phase 2 clinical trial in gMG. DNTH103 has completed the Phase 1 healthy volunteer dose cohorts that are required to progress into Phase 2 clinical trials, pending regulatory approvals. Dianthus intends to submit an IND in the U.S. in the fourth quarter of 2023, followed by a CTA filing in the EU thereafter, to support a global Phase 2 clinical trial in gMG. Data from DNTH103’s ongoing Phase 1 clinical trial in 52 healthy volunteers across seven dose cohorts supports potent inhibition of the classical pathway with 300mg/2mL S.C. dosing Q2W.

Based on the clinical data available to date, DNTH103 has been generally well-tolerated, with no SAEs or complement-related infections. Additionally, data from the MG in vitro proof-of-concept experiment that demonstrated DNTH103 also reduced muscle fatigue in AChR antibody positive MG patient sera, indicating an improvement in neurotransmission and muscle contraction, provide further scientific rationale for DNTH103 in gMG. Dianthus aims to generate additional data through planned clinical trials that DNTH103 has a favorable safety profile and is a potent, next-generation monoclonal antibody that can support self-administration as a convenient, lower volume, less frequent S.C. injection in a pre-filled pen, with the potential to be highly differentiated versus current treatment options.

•

Expand DNTH103 in a broad range of diseases where the classical pathway plays a significant role in the disease pathology, starting with MMN and CIDP. The classical pathway is activated through interaction of the C1 complex with antibody-antigen complexes. Dianthus believes that therapies specifically targeting the classical pathway and C1s, such as DNTH103, would be well-suited for the potential treatment of autoimmune or inflammatory diseases where autoantibodies are implicated and there is evidence of complement-mediated damage. Beyond gMG, Dianthus is evaluating diseases in which the classical pathway plays a significant role in the disease pathology, such as MMN and CIDP. Dianthus expects to progress DNTH103 into Phase 2 clinical trials in these additional indications in 2024, starting with MMN in the first half of 2024 and CIDP in the second half of 2024, subject to IND clearances or other regulatory authorizations.

•

Develop additional next-generation product candidates designed to have distinct advantages over other complement therapies. Dianthus is focused on developing next-generation therapeutics targeting the active form of complement proteins with strong biological rationale for the treatment of autoimmune and inflammatory diseases. Dianthus has a dedicated team of scientists with extensive complement and antibody experience working to expand its pipeline of investigational complement therapeutic candidates to develop and deliver novel and highly differentiated therapies for underserved patients. Dianthus expects to nominate a new development candidate for an additional complement target in the second half of 2024.

•

Collaborate strategically to maximize the value of Dianthus’ product candidates. In June 2022, Dianthus licensed development and commercialization rights to Zenas BioPharma for DNTH103 in greater China. Aside from greater China, Dianthus currently holds worldwide development and commercialization rights, including through exclusive licenses, to all of its product candidates. Dianthus intends to pursue independent development and commercialization in select indications and markets where it can maximize shareholder value with a focused commercial organization. Dianthus may opportunistically explore licensing agreements, collaborations or partnerships to enhance its development efforts, develop its product candidates in larger market indications or commercialize its products where it could create more value for patients and shareholders by utilizing the resources of larger or better positioned biopharmaceutical companies.

Overview of the Complement System

The Complement System—Three Main Pathways

The complement system plays a critical role in maintaining an active innate immune system, including as the first line of defense against microbial pathogens, elimination of apoptotic cells and tissue debris, and modulation of the adaptive B and T cell response. However, uncontrolled complement activation can also be a key contributor to the pathophysiology of numerous inflammatory and autoimmune conditions.

The complement system includes more than 30 component proteins, regulators, and receptors. The figure below illustrates the three complement activation pathways, each of which has a unique trigger for initiating a cascade of events:

•	Classical Pathway: Activated primarily by immune complexes.
•	Lectin Pathway: Activated by mannose binding lectin interaction with sugars on the surface of pathogens or injured cells.
•	Alternative Pathway: Automatically activated in a conformational, non-enzymatic process that leads to amplification of the classical and lectin pathways.

Regardless of the activation event, all complement pathways converge at common pathway components, known as C3 and C5. When the C3 and C5 proteins are activated, they enable three principal immune responses: inflammation, opsonization and formation of the membrane attack complex (“MAC”), a pore forming structure that leads to the lysis of targeted cells. In a normal immune response, C3b fragments act to mark pathogens for removal from tissues or the bloodstream by phagocytes in a process known as opsonization. C3a or C5a cleaved fragments cause inflammation in the surrounding tissues, attracting phagocytes to ingest opsonized pathogens. Downstream, C5b fragments initiate the formation of the MAC on pathogens, causing cell death and elimination. However, under conditions of excessive or uncontrolled activation, the complement system is believed to play a key role in the incidence and progression of several autoimmune and inflammatory diseases. Under these conditions, healthy cells may become part of a trigger for complement activation and/or become opsonized and destroyed.

Classical Pathway and the Role of C1s

The classical pathway of the complement system bridges innate and adaptive immunity. Classical pathway activation is initiated by the C1 complex. The C1 complex consists of a binding protein, C1q, and two inactive proenzymes, C1r (“proC1r”) and C1s (“proC1s”). Initiation of the classical pathway cascade occurs when C1q binds to the Fc portion of immunoglobulin G (“IgG”) or immunoglobulin M (“IgM”), as part of an immune complex as depicted in the image below. During an immune response, C1q binding to IgM or IgG antibodies that coat the surface of a cell triggers the autoactivation of proC1r, which in turn cleaves proC1s to generate the active form of C1s. In its active form, C1s is responsible for cleaving and activating C4 and C2, which leads to the downstream cascade that culminates in the terminal pathway and MAC formation.

C1s is unique to the classical pathway and thus provides a therapeutic opportunity to selectively target antibody-driven autoimmune and inflammatory disorders mediated by the classical pathway while leaving the lectin and alternative pathways intact. This may result in distinct safety advantages over current FDA-approved downstream complement inhibitors, such as those approved for the treatment of gMG, which inhibit MAC formation from all three complement pathways and currently have an FDA Boxed Warning for serious meningococcal infections and an associated REMS program.

Dianthus’ First Product Candidate, DNTH103

Summary

DNTH103 is a highly selective and potent fully human monoclonal IgG4 antibody that is designed to bind selectively to the active form of C1s and inhibits further progression of the classical pathway cascade. DNTH103 is designed to support less frequent, lower volume, self-administration as a convenient S.C. injection. Based on preclinical and available clinical data to date, Dianthus believes DNTH103 has the following potential advantages:

•

High selectivity and potency with picomolar binding affinity. DNTH103 is a potent and selective antibody designed to bind with high affinity to the active form of C1s. In preclinical studies, DNTH103 has been observed to have a greater than 10,000-fold binding affinity versus proC1s and inhibits further progression of the classical pathway cascade. By targeting active C1s, the much less abundant form found in peripheral blood at approximately 39-fold less active C1s than proC1s on a molar basis, Dianthus may be able to lower the effective dose required to treat a range of autoimmune and inflammatory diseases. A currently approved therapy binds to both the inactive (or proC1s) and active forms of C1s, thus requiring relatively high doses to be delivered for therapeutic effect due to target mediated drug disposition. Dianthus evaluated the potency of DNTH103 in vitro in a direct lysis assay using human red blood cells (“RBCs”) which was compared to recombinantly-generated forms (in-vitro synthesized molecules whose molecular structure is predicted to be identical based on amino acid sequences from patent filings) of marketed antibody therapeutics, sutimlimab and ravulizumab. These latter antibodies target C1s (both proC1s and active C1s) and C5, respectively. In one representative experiment, the IC50, a widely used and informative measure of the amount of antibody required to inhibit 50% of baseline classical pathway activity, for DNTH103 was 5.8nM compared to 29.5nM for sutimlimab and 28.4nM for ravulizumab. While it is possible that findings in clinical trials will differ and the recombinantly-generated comparators may have subtle differences to the marketed products, this experiment demonstrates that a significantly lower dose of DNTH103 is required to achieve IC50 compared to sutimlimab and ravulizumab.

•

Extended half-life. Dianthus engineered the Fc portion of DNTH103 to include YTE half-life extension technology to increase availability of DNTH103 in circulation thereby enabling extended complement inhibition, which may enable patients to dose less frequently. In Dianthus’ preclinical studies, serum levels from non-human primates (“NHPs”) indicated an elimination half-life of up to 21.7 days following I.V. and S.C. administration of DNTH103 and was comparable between both routes of administration. According to published scientific literature, Dianthus anticipated a significantly longer half-life in humans based on published PK findings from Phase 1 trials of other monoclonal antibodies that utilized YTE half-life extension technologies, such as MEDI-524-YTE (motavizumab-YTE) and STAR-0215. Based on data from the Phase 1 clinical trial, DNTH103 has a half-life of approximately 60 days.

•

Lower risk of infection. Currently approved complement therapies for gMG (the C5 inhibitors) inhibit the terminal portion of all three complement pathways and have FDA Boxed Warnings for serious meningococcal infections and REMS. Through inhibition of active C1s, DNTH103 is designed to selectively target the classical pathway while leaving the lectin and alternative pathways intact with the aim of reducing the risk of infection from encapsulated bacteria. Notably, ENJAYMO®, a C1s classical pathway inhibitor, received FDA approval in 2022 for the treatment of hemolysis in adults with CAD without an FDA Boxed Warning or REMS. Dianthus believes that the FDA’s approval of a C1s classical pathway inhibitor therapy with no FDA Boxed Warning or REMS evidences the potential for DNTH103 to achieve its target product profile of no FDA Boxed Warning or REMS.

•

Clear biological rationale. The C1s protein has been well studied and extensively described in scientific literature. The classical complement pathway plays a clear role in antibody-mediated autoimmune and inflammatory diseases, such as gMG and others, given that the C1 complex, through C1q, directly binds to IgG and IgM antibody-antigen complexes that are generated during disease pathogenesis. This binding triggers activation of proteases, such as active C1s, which leads to cleavage of complement proteins, convertase generation and ultimately formation of the MAC on cell surfaces leading to cell death and tissue damage. In addition, ENJAYMO®, marketed by Sanofi S.A., is a C1s inhibitor that binds to both proC1s and active C1s and is an approved and effective treatment for hemolysis in adults with CAD. However, given it is not selective for the active form of the protein, the recommended dose by weight is 6,500 – 7,500mg administered Q2W through intravenous infusion during the maintenance period. Therefore, Dianthus believes there is an opportunity for an active C1s inhibitor that is designed to support lower dose, more convenient S.C. dosing (i.e., DNTH103’s target product profile).

•

Broad therapeutic potential in classical complement pathway-implicated diseases. The classical pathway is activated through interaction of the C1 complex with antibody-antigen complexes. Dianthus believes it is therefore rational to propose that compounds specifically targeting the classical pathway and specifically active C1s, such as DNTH103, would be well-suited for the potential treatment of autoimmune or inflammatory disease conditions where autoantibodies are implicated. Beyond gMG, Dianthus is also evaluating diseases in which the classical pathway plays a significant role in the disease pathology, such as MMN and CIDP. Dianthus expects to progress DNTH103 into Phase 2 clinical trials in these indications in 2024, beginning with MMN in the first half of 2024 and CIDP in the second half of 2024, subject to IND clearances or other regulatory authorizations.

DNTH103 for the Treatment of Generalized Myasthenia Gravis

Overview of Myasthenia Gravis

MG is a rare, chronic autoimmune disease characterized by muscle weakness due to inhibition of acetylcholine mediated muscle contraction. In MG, patients have autoantibodies directed against specific proteins of the neuromuscular endplate. MG is most commonly diagnosed in women between 20 and 39 years of age, and in men between 50 and 70 years of age. Clinically, MG can be classified as either ocular or generalized (gMG). In ocular MG, impairment is limited to the eye muscles, with symptoms such as diplopia and ptosis. Approximately 80% of ocular MG cases progress to gMG. MG has an estimated prevalence of approximately 70,000 individuals in the United States. However, given this disease is often underdiagnosed, estimated diagnosed prevalence of MG in the United States has been reported to be as high as approximately 90,000 individuals. Common symptoms of gMG include weakness of limb muscles and dysphagia (difficulty swallowing) or slurred speech resulting from weakness of oropharyngeal muscles (those involved in jaw and throat movement). Weakness of respiratory muscles is of particular concern, as it may lead to myasthenic crisis, a life-threatening condition requiring ventilatory support that occurs in approximately 15-20% of gMG patients. Patients with gMG may experience impaired vision, speech, and mobility; shortness of breath; difficulty swallowing and eating; and fatigue, all of which can have a profound negative effect on activities of daily life. Measures of both mental and physical health indicate a substantially lower quality of life for patients with gMG compared with the general population. Quality of life can be further negatively impacted in patients with refractory MG in terms of disease exacerbations, emergency department visits, and hospitalizations.

Role of Classical Pathway and C1s in the Pathogenesis of Myasthenia Gravis

In approximately 85% of gMG cases antibodies to the acetylcholine receptors are identified (AChR+ gMG patents). These autoantibodies bind to the acetylcholine receptor and activate C1q which activates C1r. C1r in turn activates C1s which undergoes a conformational change allowing it to cleave C4 and initiating the classical complement pathway. Classical pathway activation ultimately results in MAC associated destruction at the motor end plate. As illustrated in the figure below, antibody-mediated classical complement activation leads to significant damage at the neuromuscular junction in patients with gMG, with the loss of characteristic anatomical folds.

Current gMG Treatments and their Limitations

The acetylcholinesterase inhibitor pyridostigmine has been used to treat neuromuscular symptoms of gMG since the 1950s. However, most patients require additional immunosuppressants such as steroids, azathioprine, mycophenolate, cyclosporine A, or rituximab. Although these therapies have shown some success, many patients continue to have unmet need and experience undesirable side effects, and none of these therapies have been approved for gMG. The treatment landscape for MG has continued to evolve. Plasmapheresis and I.V. immunoglobulin therapy are therapeutic options, although these are more invasive treatments often reserved for MG crisis. FcRn targeted therapy is another treatment for gMG. FcRn promotes activity of pathogenic autoantibodies by protecting IgG from degradation. Efgartigimod, marketed as Vyvgart, is a humanized anti-FcRn-IgG1 Fc fragment that is designed to reduce the level of all serum IgG and AChR antibodies and was approved by the FDA for the treatment of gMG in adult patients who are AChR antibody positive in 2021. Vyvgart’s current dosing paradigm is 10 mg/kg administered as an I.V. infusion over one hour once weekly for four weeks. In patients weighing 120 kg or more, the recommended dose is 1200 mg per infusion. An S.C. formulation of Vyvgart, Vyvgart Hytrulo, was approved by the FDA in 2023. The S.C. formulation dosing paradigm is 1008 mg per injection over approximately thirty to ninety seconds once weekly for four weeks and administration must be by a healthcare professional. For both formulations, patients are then required to go off treatment allowing IgG level to return towards baseline prior to re-dosing, with a recommended waiting period of at least 50 days from the start of the previous treatment cycle.

Complement inhibitors for the treatment of AChR antibody-positive gMG emerged in 2017 with eculizumab, marketed as Soliris, a recombinant humanized monoclonal antibody against complement protein C5. More recently, another C5 inhibitor, ravulizumab, marketed as Ultomiris, was approved by the FDA for the treatment of adult patients with gMG who are AChR antibody positive in 2022. These treatments require higher dose I.V. infusions and carry the risk of life- threatening infections such as meningococcal infections due to being terminal complement inhibitors, and, as a result, have an FDA Boxed Warning and an associated REMS program.

As such, Dianthus believes DNTH103 has the potential to meaningfully transform the standard of care in gMG as a potent, lower dose, lower frequency, self-administered S.C. injection with no FDA Boxed Warning or REMS or requirement for cycling of treatment such as with FcRn inhibitors. As it is designed to be a more patient-friendly, predictable, convenient and a less burdensome biologic, DNTH103 has the potential to become a first-line biologic treatment option. Thus, DNTH103 could compete for early treatment of AChR positive gMG patients versus intravenous immune globulin (“IVIG”), terminal complement inhibitors and neonatal fragment crystallizable receptor (“FcRn”) inhibitors, as well as for use in patients that do not adequately respond to other biologics such as IVIG or FcRn inhibitors.

Phase 1 Healthy Volunteer Study

DNTH103 is currently being evaluated in a first-in-human Phase 1 single and multiple ascending dose trial in healthy adult volunteers between the ages of 18 and 65 in New Zealand. Dianthus initiated this trial in November 2022 following approvals from the Health and Disability Ethics Committee (“HDEC”) and the New Zealand Medicines and Medical Devices Safety Authority. The primary objective of the trial is to evaluate the safety and tolerability of DNTH103 and secondary objectives include evaluating pharmacokinetics, pharmacodynamics and immunogenicity—this study is not powered for statistical significance.

The trial is structured to include both a single-ascending dose and multiple ascending dose cohorts. The SAD part of this trial involves up to seven cohorts of up to 56 participants assigned to receive a single dose of DNTH103 or placebo in a 6:2 ratio. Doses in the SAD part of this trial may range from 1mg/kg to 50mg/kg I.V. infusion across four cohorts and 300mg to 600mg S.C. injection across three cohorts. The MAD part of this trial involves two cohorts of up to 16 participants assigned to receive three doses, two weeks apart, of DNTH103 or placebo in a 6:2 ratio administered S.C. Doses in the MAD part of the trial may range from 300mg to 600mg S.C. injections across two cohorts. Participants are followed for eight weeks after the first dose in a blinded placebo- controlled core phase before entering an unblinded extension to continue PK and PD monitoring.

DNTH103 has completed the dose cohorts that are required to progress into Phase 2 clinical trials, pending regulatory authorizations. In August of 2023, Dianthus reported data from 52 healthy volunteers that have been dosed across seven cohorts, including five SAD cohorts: 1mg/kg I.V., 10mg/kg I.V., 30mg/kg I.V., 300mg S.C. and 600mg S.C.; and two MAD cohorts: 300mg S.C. and 600mg. S.C. Based on the clinical data available to date, DNTH103 has been generally well-tolerated, with no SAEs or complement-related infections, and demonstrated potent inhibition of the classical pathway and half-life of approximately 60 days. This favorable PK and PD profile allows DNTH103 to surpass the IC90 with Q2W dosing of a single 300mg/2mL S.C. injection. Dianthus conducted a PK simulation, utilizing the data from the 52 healthy volunteers, following an initial loading dose, that demonstrates 300mg S.C. DNTH103 serum concentration at steady state, when dosed Q2W, exceeds the DNTH103 serum concentration of 83ug/mL required to surpass IC90. Dianthus believes, based on published scientific literature related to other complement therapies, that the IC90 will be sufficient to achieve clinical activity in patients with neuromuscular autoimmune diseases such as gMG.

Data from the Phase 1 clinical trial of DNTH103 is expected to inform the design, parameters and objectives of a subsequent Phase 2 trial in gMG patients, as well as support the initiation of additional Phase 2 clinical trials in other indications.

Dianthus intends to submit an IND in the United States in the fourth quarter of 2023 and subsequently a CTA in the European Union to support the initiation of a global Phase 2 clinical trial in gMG in the first quarter of 2024.

Planned Phase 2 Generalized Myasthenia Gravis Trial

The Phase 2 clinical trial is designed to be a global, multi-center, randomized, double-blind, placebo-controlled study in up to 60 patients on stable background therapy. The primary objective of this trial is expected to be to evaluate the safety and tolerability of DNTH103 in patients with gMG. The secondary objective of this trial is expected to be to evaluate the clinical efficacy as well as PK and PD to support dose selection of DNTH103 in future trials of DNTH103 in patients with gMG. Following an initial loading dose, DNTH103 is planned to be administered Q2W to these patients through S.C. injection. The S.C. treatment duration is expected to initially be 12 weeks with a 52-week open label extension. Dianthus intends to initiate a Phase 2 gMG trial in the first quarter of 2024 and report top-line results in the second half of 2025.

In Vitro Myasthenia Gravis Proof of Concept Study

DNTH103 was studied in a validated functional in vitro experiment simulating the neuromuscular junction in patients with AChR antibody positive MG with the objective of evaluating the impact of DNTH103 on muscle fatigue, a composite measure of neurotransmission and muscle contraction. In AChR antibody positive MG, IgG1 or IgG3 autoantibodies to the acetylcholine receptor induce local classical pathway activation and MAC formation, resulting in neuromuscular junction damage and subsequent disruption of neurotransmission and muscle contraction. Similar functional in vitro studies from Hesperos, Inc., have been published in peer-reviewed journals and used to support IND submissions for other neuromuscular conditions such as MMN and CIDP.

In this experiment, the nerve cells are continuously stimulated for two minutes and measurements of the muscle contractions are collected. The impact of the addition of serum from three different AChR antibody positive MG patients to the simulated neuromuscular junction was then assessed, causing muscle contraction to become weaker and fatigue due to neurotransmission impairment. The percent change in muscle fatigue index to baseline was then examined following the introduction of 1.0 µM of a tested recombinantly-generated form (in-vitro synthesized molecules whose molecular structure is predicted to be identical based on amino acid sequences from patent filings) of ravulizumab, and two concentrations of DNTH103, 1.0 µM and 0.1 µM. The results (as shown below) demonstrate that ravulizumab reduced muscle fatigue in AChR antibody positive MG patient samples, as expected. DNTH103 also reduced muscle fatigue in AChR antibody positive MG patient samples, indicating an improvement in neurotransmission and muscle contraction. The results provide further scientific rationale for DNTH103 in gMG.

*	Engineered using patent sequence

Preclinical Data

Dianthus evaluated the potency of DNTH103 in vitro in a direct lysis assay using human RBCs, and for comparison also tested recombinantly-generated forms (in-vitro synthesized molecules whose molecular structure is predicted to be identical based on amino acid sequences from patent filings) of marketed antibody therapeutics, sutimlimab and ravulizumab. These latter antibodies target C1s (both active and inactive C1s) and C5, respectively. In one representative direct lysis experiment, the IC50, a widely used and informative measure of a drug’s efficacy, for DNTH103 was 5.8nM compared to 29.5nM for sutimlimab and 28.4nM for ravulizumab as shown in the figure below. While it is possible that findings in clinical trials will differ and the recombinantly-generated comparators may have subtle differences to the marketed products, this experiment demonstrates that a significantly lower dose of DNTH103 is required to achieve IC50 compared to sutimlimab and ravulizumab.

*	Representative run. Average IC50s are comparable, but run to run variability observed for all mAbs.
**	Competitor products generated in the lab using amino acid sequences from patent filings.

Preclinical Safety Pharmacology and Toxicology

DNTH103 has been evaluated in several in vitro and in vivo preclinical studies. Dianthus believes the results from completed preclinical PK, PD, and toxicology studies supported further evaluation of DNTH103 in clinical trials. The following represents Dianthus’ summary observations from its preclinical studies:

•

Long-half life. PK analysis following 3-100 mg/kg I.V. or S.C. administration of DNTH103 showed an elimination half-life of up to 21.7 days after a single dose and 29.3 days after Q2W dosing for six months in NHPs. This is in contrast to the approximately 8-12 days half-life for a non-Fc-engineered IgG in NHPs;

•

Linear PK. In vivo PK studies in NHPs showed that DNTH103 exhibited dose proportional exposure when administered I.V. or S.C., with no dose-dependent changes in PK properties as evidenced by the consistent half-life across doses; and

•

Favorable Preclinical Safety Data. Based on NHP GLP and non-GLP toxicology studies completed to date, DNTH103 was generally well tolerated at 200 mg/kg I.V. in the 29-day study with three repeat doses administered Q2W, and at 20 mg/kg S.C. in the 26-week study with 13 repeat doses administered Q2W. As further described below, Dianthus considers the human-relevant no observed adverse effect level (“NOAEL”) in the 26-week study to be 200 mg/kg S.C., the highest dose of DNTH103 evaluated in the study.

Pharmacokinetics / Toxicokinetics in Non-Human Primates

Two stand-alone single-dose PK studies were conducted in NHPs, with the overall range of doses explored between 3-100 mg/kg I.V. and 3-100 mg/kg S.C. Following S.C. administration of 3 mg/kg or 100 mg/kg DNTH103, slow absorption was evident with median time to peak concentration (“Tmax”) ranging from three to seven days, as anticipated for S.C. administration. The Tmax after I.V. administration was at the end of the approximately one hour infusion. Serum levels of DNTH103 indicated an elimination half-life of up to 21.7 days following I.V. and S.C. administration, and reasonable dose proportionality was seen with both routes of administration.

Toxicokinetic data was also collected as part of the 29-day and 26-week good laboratory practice (“GLP”) repeat dose toxicology studies in NHPs. Exposure to DNTH103, as assessed by mean maximum observed concentration measured after dosing (“Cmax”) and area under the concentration-time curve (“AUCtau”), increased in a dose proportional manner.

•

For the 29-day study, minor accumulation was observed after repeat I.V. and S.C. administration. At the I.V. NOAEL of 200 mg/kg, serum DNTH103 Cmax and AUCtau values after the final doses (on Day 29) were 7860 µg/mL and 28000 day*µg/mL, respectively. At the S.C. NOAEL of 70 mg/kg, serum DNTH103 Cmax and AUCtau values after the final doses (on Day 29) were 937 µg/mL and 12200 day*µg/mL, respectively.

•

For the 26-week study, a minor but inconsistent trend was observed toward higher peak and total exposure in male animals compared to female animals. However, intergroup differences for Cmax and AUCs suggest there was no meaningful exposure differences in the sexes. At the S.C. NOAEL of 20 mg/kg, serum DNTH103 Cmax and AUC0-336 values after the final dose (on Day 169) were 590 µg/mL and 7180 day*µg/mL, respectively, and mean half-life was 29.3 days. Across the dose range of 70 to 200 mg/kg DNTH103, mean Cmax increased approximately 2-fold (1970 to 3850 µg/mL) and after the final dose (on Day 183) of 200 mg/kg DNTH103, the mean half-life was 24.6 days and accumulation of Cmax and AUC0-168 relative to Day 1 was approximately 2.5-fold and 2.7-fold, respectively.

In an 8-day single-dose GLP study in NHPs a single S.C. injection of 70 mg/kg DNTH103 was evaluated using two different formulations of DNTH103, which were 100 mg/mL and 150 mg/mL. The toxicokinetic properties of the two formulations were similar, including peak concentration time and total exposure.

Toxicology

Single Dose: 8-day GLP study and non-GLP PK study

The injection site tolerability of DNTH103 was evaluated in a single-dose GLP study in NHPs following a single S.C. injection of 70 mg/kg DNTH103, formulated at concentrations of 100 mg/mL and 150 mg/mL. Administration of DNTH103 by a single S.C. injection on Day 1 using two different formulations, 100 mg/mL and 150 mg/mL, was well tolerated. DNTH103-related microscopic findings at the injection site were only observed on Day 2, following administration of the 150 mg/mL formulation. Findings included minimal to mild mixed cell inflammation, minimal mononuclear cell infiltration, hemorrhage, edema and/or erythrophagocytosis within the S.C. injection site. These findings were not observed on Day 8, suggesting resolution of the findings observed on Day 2, nor were these findings observed following administration of the 100 mg/mL formulation.

In addition, a limited set of safety assessments were included as part of a non-GLP single dose PK study in NHPs, which aided dose selection for the subsequent pivotal 29-day NHP GLP repeat-dose toxicology study. These included clinical observations, injection site observations, body weight and limited clinical pathology. In this non-GLP PK study, transient loose stools and dehydration were observed in two out of three NHPs administered 3 mg/kg S.C. and three out of three NHPs administered 100 mg/kg S.C.; however, no notable observations were recorded for NHPs administered 100 mg/kg I.V. and no clear dose response was established. Therefore, these changes were not regarded as test-article related. Overall, no DNTH103-related adverse clinical observations were noted, and there were no DNTH103-related effects on body weight, clinical chemistry, or hematology parameters at I.V. and S.C. dose levels up to 100 mg/kg.

Multiple Dose Studies: 29-Day and 26-Week Studies

The potential toxicological effects of DNTH103 were evaluated in two NHP studies: a GLP, 29-day repeat-dose toxicity study and a GLP 26-week repeat dose toxicity study.

•

In the 29-day repeat dose toxicity study, repeat I.V. and S.C. dosing of DNTH103 Q2W, all dose levels of 3, 70 or 200 mg/kg I.V. and 70 mg/kg S.C. were well tolerated in NHPs, resulting in no adverse findings. Specifically, there were no DNTH103-related clinical observations, neurological/musculoskeletal observations, changes in body weight, blood pressure, respiratory rate, body temperature, ophthalmology, electrocardiography, immunophenotyping by flow cytometry or urinalysis parameters and there were no DNTH103-related changes in organ weights, gross or microscopic pathology findings. Some mild to minimal reversible changes were observed in clinical pathology, complement levels and at the injection site, but only the elevation in complement C3a was conclusively attributed to DNTH103 administration and was considered non-adverse and toxicologically irrelevant. Given the absence of any DNTH103-related adverse effects, the NOAELs were 200 mg/kg I.V. and 70 mg/kg S.C., the highest doses evaluated for each route of administration in the study.

•

In the 26-week repeat dose toxicity study, sexually mature NHPs received DNTH103 Q2W at dose levels of 20, 70 and 200 mg/kg S.C. The only adverse findings associated with the administration of DNTH103 indicate immune complex disease associated with ≥ 70 mg/kg DNTH103 in NHPs. These findings are consistent with previous preclinical reports of immune complex formation in NHPs administered human antibodies and are not predictive of immune complex formation in humans. Due to the adverse nature of immune complex disease in NHPs following administration of ≥ 70 mg/kg DNTH103, a human monoclonal antibody foreign to NHPs, the NOAEL for the 26-week repeat dose toxicity study was 20 mg/kg DNTH103 for NHPs. Because this immunogenicity finding is not predictive to humans, Dianthus considers the human-relevant NOAEL as 200 mg/kg S.C., the highest dose of DNTH103 evaluated in the study.

DNTH103 for the Treatment of Other Autoimmune and Inflammatory Diseases

The classical pathway is activated through interaction of the C1 complex with antibody-antigen complexes. Dianthus believes it is therefore rational to propose that compounds specifically targeting the classical pathway and specifically C1s, such as DNTH103, would be well-suited for the potential treatment of autoimmune or inflammatory disease conditions where autoantibodies are implicated, such as MMN and CIDP.

Overview of Multifocal Motor Neuropathy

Multifocal motor neuropathy is a pure motor neuropathy associated with asymmetric deficits with predilection for upper limb involvement. It is an underrecognized disease with U.S. prevalence estimates of up to 10,000 individuals. MMN predominantly affects males as compared to females (3:1).

Clinical symptoms consist of progressive or stepwise muscle weakness in the distribution of affected peripheral nerves, without loss of sensory modalities. The muscle weakness is asymmetric and causes predominantly upper limb weakness, such as weakness in hand grip, finger movements or wrist drop. The disease is progressive and can cause substantial disability and loss of function, due to involvement of upper limbs.

Role of Classical Pathway and C1s in the Pathogenesis of MMN

Approximately 50% of patients have an IgM autoantibody against GM1, a genetic disorder that progressively destroys nerve cells in the brain and spinal cord, that is found at nodes of Ranvier mainly in peripheral motor nerves, causing immune mediated motor neuropathy with variable conduction block. There is evidence to support the role of complement in the pathophysiology of MMN. Sera from MMN patients has been shown to activate complement in vitro. There is complement deposition in the affected nerves, and the degree of complement deposition correlates with the response to immunoglobulin therapy. As described below, inhibition of C1s reverses the pathological effects in a recently developed MMN model.

Current MMN Treatments and their Limitations

Intravenous and subcutaneous immunoglobin therapy is approved by the FDA for treatment of adult patients with MMN. Most patients require chronic long-term therapy with immunoglobulins with variable response in up to 80% of patients. Steroids and PLEX are generally ineffective and can worsen clinical symptoms. Other immunosuppressants, such as rituximab, have been used with variable efficacy. Treatment options are limited and there remains a significant unmet clinical need for this disease, such as a selective C1s inhibitor in patients with MMN.

Overview of Chronic Inflammatory Demyelinating Polyneuropathy

Chronic inflammatory demyelinating polyneuropathy is an autoimmune and inflammatory disorder affecting the myelin that insulates and protects peripheral nerves. CIDP is estimated to affect approximately 15,000 in the United States. Common symptoms of the disease include weakness, loss of balance, and sensation changes in the arms or legs. In the classic or typical CIDP, there is symmetric involvement of both upper and lower limbs, characterized by weakness in the proximal (for example, shoulder region or hip region) as well as distal (for example, wrist or ankle) muscle groups. In addition, there is sensory involvement. There are several atypical forms of CIDP, characterized by varying levels of motor and sensory involvement with overlap. CIDP follows a relapsing-remitting or a progressive clinical course, which can result in substantial disability, loss of motor and sensory function, and negative impact on quality of life.

Role of Classical Pathway and C1s in the Pathogenesis of CIDP

The pathogenesis of CIDP involves a complex interplay of multiple aberrant immune responses, inflicting damage on the myelin sheath. The complement system appears to play a role in promoting macrophage-mediated demyelination. Complement deposition in sural nerve biopsies, as well as signs of increased complement activation in serum and cerebrospinal fluid of patients with CIDP, suggest complement involvement in CIDP. A recently developed human-on-a-chip conduction model (with CIDP and MMN phenotype) suggests that complement activation by CIDP and MMN patient serum is sufficient to mimic neurophysiological features of each disease and that C1s inhibition is sufficient to rescue these pathological effects.

Current CIDP Treatments and their Limitations

Over 70% of CIDP patients require ongoing treatment with immunosuppressants such as IVIG, subcutaneous immune globulin (“SCIG”), plasmapheresis (“PLEX”) or steroids. Despite treatment, a significant number of patients do not achieve clinical remission and there remains a significant unmet clinical need for this disease. Given the role of complement system in the disease pathology, patients may benefit from a selective C1s inhibitor.

Expanding Dianthus’ Pipeline of Additional Next-Generation Complement Therapeutics

Dianthus has a dedicated team of scientists with extensive complement and antibody experience focused on expanding its pipeline of next-generation complement therapeutics targeting the active form of complement proteins. Dianthus expects its ongoing discovery efforts to nominate a new development candidate for an additional complement target in the second half of 2024.

Intellectual Property

Dianthus wholly owns the patent portfolio covering its C1s selective antibodies, including two pending U.S. provisional applications, one pending PCT application, and one pending non-provisional application in the United States. The applications are directed to, among other things, antibodies that selectively bind to active C1s and methods of using these antibodies, including methods of treating C1s mediated disorders. Patents that could issue in the future that could cover DNTH103 would be expected to expire no earlier than 2043, subject to any disclaimers or extensions. Dianthus is developing potential pharmaceutical formulations for DNTH103 and will file patent applications to protect the same as appropriate.

Commercial

Should any of Dianthus’ product candidates be approved for commercialization, it intends to develop a plan to commercialize them in the United States and other key markets, through internal infrastructure and/or external partnerships in a manner that will enable Dianthus to realize the full commercial value of its programs. Given the company’s stage of development, Dianthus has not yet established a commercial organization or distribution capabilities. In June 2022, Dianthus entered into a license agreement with Zenas BioPharma for DNTH103, in which Zenas Biopharma has development and commercialization rights in the greater area of China. Aside from this area, Dianthus currently holds worldwide development and commercialization rights, including through exclusive licenses, to all of its product candidates.

Manufacturing

Dianthus does not currently own or operate facilities for product manufacturing, testing, storage, and distribution. Dianthus contracts with third parties for the manufacture and distribution of its product candidates. Because it relies on contract manufacturers, Dianthus employs personnel with extensive technical, manufacturing, analytical and quality experience. Dianthus’ staff has strong knowledge and understanding of the extensive regulations that govern manufacturing, documentation, quality assurance, and quality control of drug supply that are required to support its regulatory filings.

Competition

Dianthus expects to face intense competition from other biopharmaceutical companies that are developing agents for the treatment of autoimmune and inflammatory diseases.

Generalized Myasthenia Gravis.

There is significant competition in gMG. AstraZeneca’s Soliris® and Ultomiris®, both I.V. as well as on- body S.C. device, C5 inhibitors, Argenx’s Vyvgart® (efgartigimod) and Vyvgart® Hytrulo, an I.V. and S.C. FcRn inhibitor, respectively, and UCB S.A. Rystiggo® (rozanolixizumab), a weekly S.C. infusion FcRn inhibitor, are approved by the FDA for the treatment of gMG in patients who are AChR positive. An additional development candidate from UCB S.A., Zilucoplan, a daily S.C. C5 inhibitor, is currently under regulatory review for the treatment of gMG in patients who are AChR positive. There are several other companies developing compounds in mid- to late-stage clinical development for the treatment of gMG using various approaches and modalities.

Multifocal Motor Neuropathy.

Currently, Takeda’s Gammagard Liquid, a 10% Immune Globulin Infusion (Human), is the only therapy approved by the FDA for MMN. There are few agents in development for MMN. Argenx’s ARGX-117, an I.V. C2 inhibitor that blocks both the classical and lectin pathways is in a Phase 2 clinical trial. Takeda is conducting a Japan-based Phase 3 clinical trial of TAK-771, a 10% Immune Globulin and Recombinant Human Hyaluronidase (rHuPH20) delivered as an S.C. infusion.

Chronic Inflammatory Demyelinating Polyneuropathy.

There is significant competition in CIDP, including, among others, Pfizer’s PANZYGA®, a 10% Immune Globulin Infusion (Human), CSL Behring’s Hizentra®, a 20% Immune Globulin S.C. (Human), and Grifols Therapeutics’ Gamunex-C®, a 10% Immune Globulin Injection (Human), approved by the FDA for CIDP. Argenx is conducting a Phase 2 clinical trial of efgartigimod, an I.V. FcRn inhibitor. Sanofi is conducting a Phase 2 proof-of-concept clinical trial of SAR445088, a C1s inhibitor. Takeda is conducting a Japan-based Phase 3 clinical trial of TAK-771, a 10% Immune Globulin and Recombinant Human Hyaluronidase (rHuPH20) delivered as an S.C. injection.

Drug development is highly competitive and subject to rapid and significant technological advancements. Dianthus’ ability to compete will significantly depend upon its ability to complete necessary clinical trials and regulatory approval processes, and effectively market any drug that it may successfully develop. Dianthus’ current and potential future competitors include pharmaceutical and biotechnology companies, as well as academic institutions and government agencies. The primary competitive factors that will affect the commercial success of any product candidate for which Dianthus may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage, reimbursement and public opinion. Many of Dianthus’ existing or potential competitors have substantially greater financial, technical and human resources than it does and significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Dianthus’ current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the biopharmaceutical industry could result in even more resources being concentrated among a small number of Dianthus’ competitors.

Accordingly, competitors may be more successful than Dianthus in obtaining regulatory approval for therapies and in achieving widespread market acceptance of their drugs. It is also possible that the development of a cure or more effective treatment method for any of Dianthus’ targeted indications by a competitor could render its product candidate non-competitive or obsolete, or reduce the demand for its product candidate before it can recover its development and commercialization expenses.

Collaboration, License and Services Agreements

Zenas BioPharma

In September 2020, Dianthus entered into an option agreement with Zenas BioPharma Limited (“Zenas BioPharma”), under which it agreed to grant Zenas BioPharma an exclusive option for an exclusive license under certain patents and know-how with respect to antibody sequences generated in a research program directed towards the research of monoclonal antibody antagonists targeting the human Complement C1s and C2 proteins, or another human protein (each, a “Research Program”). In consideration for the option grant, Dianthus was issued Zenas BioPharma common stock equivalent to one percent of its shares outstanding prior to a Series A financing. On a Research Program-by-Research Program basis, Zenas BioPharma also agreed to pay Dianthus a one-time payment of $1 million upon exercising its option to enter into a license agreement with respect to such Research Program. The option may only be exercised for up to two Research Programs.

On June 10, 2022, in connection with Zenas BioPharma’s exercise of its option, Dianthus entered into a license agreement with Zenas BioPharma (the “Zenas License Agreement”), under which it granted Zenas BioPharma an exclusive, sublicensable license under certain patents and know-how to research, develop, manufacture, and commercialize monoclonal antibody antagonists targeting the human Complement C1s protein (including the antibody sequence of DNTH103) and, if and when the option is exercised, the human Complement C2 protein, in greater China (the “Territory”). As consideration for the license, Dianthus is eligible to receive (i) development milestone payments of up to $11 million, (ii) an approximate $1.1 million payment for reimbursement of a portion of development costs it previously incurred; (iii) reimbursement of a portion of certain CMC-related costs and expenses; and (iv) reimbursement of a portion of certain non-CMC-related costs and expenses. Additionally, Dianthus is eligible to receive royalty payments based on a percentage of the annual net sales of the Products sold on a region-by-region basis in the Territory. The royalty rate may vary from the mid-single digits to the low double-digits based on different tiers of annual net sales of the licensed products. Zenas BioPharma is obligated to make royalty payments to Dianthus for the royalty term of the Zenas License Agreement.

Biologics Master Services Agreement — WuXi Biologics (Hong Kong) Limited

On March 22, 2021, Dianthus entered into a biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics”). The WuXi Biologics MSA governs development activities and GMP manufacturing and testing for DNTH103, as well as potential future candidates, on a work order basis. Under the WuXi Biologics MSA, Dianthus is obligated to pay WuXi Biologics a service fee and all non-cancellable obligations, including potential milestone payments, in the amount specified in each work order associated with the agreement for the provision of services.

The WuXi Biologics MSA terminates on the later of (i) March 22, 2026 or (ii) the completion of services under all work orders executed by the parties prior to March 22, 2026, unless terminated earlier. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. Dianthus can terminate the WuXi Biologics MSA or any work order at any time upon 30 days’ prior written notice and immediately upon written notice if WuXi Biologics fails to obtain or maintain required material governmental licenses or approvals. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics terminates a work order in such manner, no termination or cancellation fees shall be paid by Dianthus and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy or (c) a force majeure event that prevents performance for a period of at least 90 days.

Cell Line License Agreement — WuXi Biologics (Hong Kong) Limited

On March 22, 2021, Dianthus entered into a cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics. Under the Cell Line License Agreement, Dianthus received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics’ know-how, cell line, biological materials (the “WuXi Biologics Licensed Technology”) and media and feeds to make, have made, use, sell and import certain drug products produced through the use of the cell line licensed by WuXi Biologics under the Cell Line License Agreement (the “WuXi Biologics Licensed Products”).

In consideration for the license, Dianthus agreed to pay WuXi Biologics a non-refundable license fee of $150,000. Additionally, if Dianthus manufactures all of its commercial supplies of bulk drug product with a manufacturer other than WuXi Biologics or its affiliates, it is required to make royalty payments to WuXi Biologics in an amount equal to a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If Dianthus manufactures part of its commercial supplies of the WuXi Biologics Licensed Products with WuXi Biologics or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by Dianthus upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics through the effective date of termination, (ii) by WuXi Biologics for a material breach by Dianthus that remains uncured for 60 days after written notice, (iii) by WuXi Biologics if Dianthus fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

Government Regulation

The U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post- approval reporting of biologics such as those Dianthus is developing. Dianthus, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which it wishes to conduct studies or seek approval or licensure of its product candidates. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on it.

U.S. Biologics Regulation

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the Public Health Service Act (“PHSA”) and their implementing regulations, as well as other federal, state, local, and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with applicable regulations, including the FDA’s current Good Laboratory Practices (“cGLP”);

•

submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent institutional review board (“IRB”), or ethics committee at each clinical site before the trial may be commenced;

•	manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices (“cGMPs”);

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, current Good Clinical Practice (“cGCP”) requirements and other clinical-trial related regulations to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“BLA”), after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and potential audit of selected clinical investigation sites to assess compliance with GCPs;

•	payment of user fees for FDA review of the BLA, unless a waiver is applicable; and

•	FDA review and approval of a BLA to permit commercial marketing of the product for a particular indication(s) for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, Dianthus must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides guidance for whether or not a study may move forward at designated check points based on access to certain data from the study and may recommend halting the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries. Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with cGCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

•

Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•

Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•

Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical study investigators. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected suspected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan (“PSP”) within sixty days after an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

Within 60 days following submission of the application, the FDA reviews the BLA to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within 10 months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to 10 months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies with due diligence to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under the FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or indication approved under accelerated approval if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act of 1983, the FDA may grant orphan drug designation to a product candidate intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or 200,000 or more individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that product candidate. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or if the holder of the orphan drug exclusivity cannot assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the product was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan drug designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by Dianthus pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon Dianthus and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon Dianthus and any third-party manufacturers that it may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•	product seizure or detention, or refusal of the FDA to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Dianthus and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. In September 2021, the FDA issued two guidance documents intended to inform prospective applicants and facilitate the development of proposed biosimilars and interchangeable biosimilars, as well as to describe the FDA’s interpretation of certain statutory requirements added by the BPCIA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. FDA-approved interchangeable biosimilars may be substituted for the reference product without the intervention of the prescribing health care provider, subject to state laws, which differ by state.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In July 2018, the FDA announced an action plan to encourage the development and efficient review of biosimilars, including the establishment of a new office within the agency that will focus on therapeutic biologics and biosimilars. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

As discussed below, the Inflation Reduction Act of 2022 (“IRA”) is a significant new law that intends to foster generic and biosimilar competition and to lower drug and biologic costs.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute (“AKS”); the federal False Claims Act (“FCA”); the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and similar foreign, federal and state fraud, abuse and transparency laws.

The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Dianthus’ practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil monetary penalties.

Civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which impose criminal and civil penalties and can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that “caused” the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements or representations relating to healthcare matters.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services (“CMS”) information related to payments or other transfers of value made to various healthcare professionals including physicians, certain other licensed health care practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning on January 1, 2023, California Assembly Bill 1278 requires California physicians and surgeons to notify patients of the Open Payments database established under the federal Physician Payments Sunshine Act.

Dianthus is also subject to federal price reporting laws and federal consumer protection and unfair competition laws. Federal price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/ or discounts on approved products. Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

Further, Dianthus is subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If Dianthus’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, it may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of its operations.

Data Privacy and Security

Numerous state, federal, and foreign laws govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information could apply to Dianthus’ operations or the operations of its partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”), and their respective implementing regulations imposes privacy, security, and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates and their covered subcontractors that perform certain services that involve using, disclosing, creating, receiving, maintaining, or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to criminal penalties.

Even when HIPAA does not apply, according to the Federal Trade Commission, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act.

In addition, state laws govern the privacy and security of personal information, including health-related information, in certain circumstances. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the California Consumer Privacy Act, which went into effect on January 1, 2020, creates new data privacy obligations for covered companies and provides new privacy rights to California residents.

Coverage and Reimbursement

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Dianthus’ ability to successfully commercialize its product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow it to establish or maintain pricing sufficient to realize a sufficient return on its investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which Dianthus obtains regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of its product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require it to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Dianthus cannot be sure that reimbursement will be available for any product candidate that it commercializes and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Finally, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union (“EU”) provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of its product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and Dianthus expects there will be additional challenges and amendments to the ACA in the future.

Other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2032. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The U.S. American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA includes several provisions that may impact Dianthus’ business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high- cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of the HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The effects of the IRA on its business and the healthcare industry in general is not yet known.

President Biden has also issued multiple executive orders that have sought to reduce prescription drug costs. In February 2023, HHS also issued a proposal in response to an October 2022 executive order from President Biden that includes a proposed prescription drug pricing model that will test whether targeted Medicare payment adjustments will sufficiently incentivize manufacturers to complete confirmatory trials for drugs approved through FDA’s accelerated approval pathway. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

Notwithstanding the IRA and President Biden’s executive orders, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Specifically, Dianthus expects regulators to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm its business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for its drugs or put pressure on its drug pricing, which could negatively affect Dianthus’ business, financial condition, results of operations and prospects.

Other Government Regulation Outside of the United States

In addition to regulations in the United States, Dianthus is subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of its products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not Dianthus obtains FDA approval for a product, it must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials.

The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.

Regulation in the European Union

European Data Protection Laws

The collection and use of personal health data and other personal data regarding individuals in the European Economic Area (“EEA”) is governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (“EU GDPR”) and related data protection laws in individual EEA member states, including additional requirements relating to health, genetic and biometric data implemented through national legislation. Similar processing of personal health data and other personal data regarding individuals in the United Kingdom (“UK”) is governed by the UK General Data Protection Regulation (“UK GDPR”) and the UK Data Protection Act 2018. In this document, “GDPR” refers to both the EU GDPR and the UK GDPR, unless specified otherwise. The GDPR imposes a number of strict obligations and restrictions on the ability to process, including collecting, analyzing and transferring, personal data of individuals, in particular with respect to health data from clinical trials and adverse event reporting. The GDPR includes requirements relating to the legal basis of the processing (such as consent of the individuals to whom the personal data relates), the information provided to the individuals prior to processing their personal data, the notification obligations to the national data protection authorities, and the security and confidentiality of the personal data.

In addition, the GDPR imposes specific restrictions on the transfer of personal data to countries outside of the EEA/UK that are not considered by the Europe Commission (“EC”) and the UK government as providing an adequate level of data protection (third countries), including the United States. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the EC approved standard contractual clauses (“SCCs”) and the UK International Data Transfer Agreement/Addendum (“UK IDTA”). Where relying on the SCCs or UK IDTA for data transfers, Dianthus may also be required to carry out transfer impact assessments to assess whether the recipient is subject to local laws which allow public authority access to personal data.

The international transfer obligations under the EEA/UK data protection regimes will require effort and cost and may result in it needing to make strategic considerations around where EEA/UK personal data is located and which service providers Dianthus can utilize for the processing of EEA/UK personal data. Although the UK is regarded as a third country under the EU GDPR, the EC has issued a decision recognizing the UK as providing adequate protection under the EU GDPR (“Adequacy Decision”) and, therefore, transfers of personal data originating in the EEA to the UK remain unrestricted. The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing. The UK government has also now introduced a Data Protection and Digital Information Bill (“UK Data Protection Bill”) into the UK legislative process with the intention for this bill to reform the UK’s data protection regime following Brexit. If passed, the final version of the UK Data Protection Bill may have the effect of further altering the similarities between the UK and EU data protection regime. This may lead to additional compliance costs and could increase its overall risk. The respective provisions and enforcement of the EU GDPR and UK GDPR may further diverge in the future and create additional regulatory challenges and uncertainties.

On March 25, 2022, the EC and the United States announced that they have agreed in principle on a new Trans-Atlantic Data Privacy Framework. Following this statement, on October 7, 2022, President Biden signed an Executive Order on ‘Enhancing Safeguards for United States Signals Intelligence Activities’, which implemented the agreement in principle. On that basis, the EC prepared a draft Adequacy Decision and launched its adoption procedure. While this new EU-U.S. privacy framework is expected to enter into force in 2023, there is still some uncertainty around the new framework.

Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA member states/UK may result in significant monetary fines for noncompliance of up to €20 million (£17.5 million for the UK) or 4% of the annual global revenues of the noncompliant company, whichever is greater, other administrative penalties and a number of criminal offenses (punishable by uncapped fines) for organizations and, in certain cases, their directors and officers, as well as civil liability claims from individuals whose personal data was processed. Data protection authorities from the different EEA member states/UK may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data subject to the EEA/UK data protection regimes. Guidance developed at both the EU level and at the national level in individual EU member states concerning implementation and compliance practices are often updated or otherwise revised.

Compliance with the GDPR is a rigorous and time-intensive process that may increase Dianthus’ cost of doing business or require it to change its business practices, and despite those efforts, there is a risk that Dianthus may be subject to fines, penalties and litigation in connection with European activities, which could in turn have a negative effect on its reputation and materially harm its business.

Furthermore, there is a growing trend towards the required public disclosure of clinical trial data in the EU, which adds to the complexity of obligations relating to processing health data from clinical trials. Such public disclosure obligations are provided in the new EU Clinical Trials Regulation (EU) No. 536/2014 (the “CTR”), EMA disclosure initiatives and voluntary commitments by industry. Failure to comply with these obligations could lead to government enforcement actions and significant penalties against it, harm to its reputation, and adversely impact its business and operating results. The uncertainty regarding the interplay between different regulatory frameworks, such as the CTR and the GDPR, further adds to the complexity that Dianthus faces with regard to data protection regulation.

Drug and Biologic Development Process

Regardless of where they are conducted, all clinical trials included in applications for marketing authorization for human medicines in the EU must have been carried out in accordance with EU regulations.

This means that clinical trials conducted in the EU have to comply with EU clinical trial legislation but also that clinical trials conducted outside the EU have to comply with ethical principles equivalent to those set out in the EU, including adhering to international good clinical practice and the Declaration of Helsinki. The conduct of clinical trials in the EU is governed by the CTR, which entered into force on January 31, 2022. The CTR replaced the Clinical Trials Directive 2001/20/EC, (“Clinical Trials Directive”) and introduced a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU.

Under the former regime, which will expire after a transition period of one or three years, respectively, as outlined below in more detail, before a clinical trial can be initiated it must be approved in each EU member state where there is a site at which the clinical trial is to be conducted. The approval must be obtained from two separate entities: the national Competent authority in the applicable EU member state(s) and one or more Ethics Committees. The national competent authority of all EU member states in which the clinical trial will be conducted must authorize the conduct of the trial, and the independent ethics committee must grant a positive opinion in relation to the conduct of the clinical trial in the relevant EU member state before the commencement of the trial. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be submitted to or approved by the relevant national competent authorities and ethics committees. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the national competent authority and to the ethics committees of the EU member state where they occur.

A more unified procedure applies under the CTR. A sponsor can submit a single application for approval of a clinical trial through a centralized EU clinical trials portal (the “Clinical Trials Information System” or “CTIS”). One national competent authority (the reporting EU member state proposed by the applicant) will take the lead in validating and evaluating the application, and will consult and coordinate with the other concerned EU member states. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned EU member states. However, a concerned EU member state may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial from being conducted in such member state. The CTR also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU database. The CTR foresees a three-year transition period. On January 31, 2023, submission of initial clinical trial applications via CTIS became mandatory, and by January 31, 2025, all ongoing trials approved under the former Clinical Trials Directive will need to comply with the CTR and have to be transitioned to CTIS.

Under both the former regime and the CTR, national laws, regulations, and the applicable GCP and Good Laboratory Practice standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on Good Clinical Practice and the ethical principles that have their origin in the Declaration of Helsinki.

During the development of a medicinal product, the European Medical Agency (“EMA”) and national regulators within the EU provide the opportunity for dialogue and guidance on the development program. At the EMA level, this is usually done in the form of scientific advice, which is given by the Committee for Medicinal Products for Human Use (“CHMP”) on the recommendation of the Scientific Advice Working Party. A fee is incurred with each scientific advice procedure but is significantly reduced for designated orphan medicines. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs. Advice is not legally binding with regard to any future marketing authorization application (“MAA”) for the product concerned.

Drug Marketing Authorization

In the EU, medicinal products are subject to extensive pre- and post-market regulation by regulatory authorities at both the EU and national levels. To obtain regulatory approval of a product under the EU regulatory systems, Dianthus must submit an MAA under either the EU centralized procedure, or one of the national procedures in the EU.

Centralized Authorization Procedure

The centralized procedure provides for the grant of a single marketing authorization (“MA”) that is issued by the EC following the scientific assessment of the application by the EMA and that is valid for all EU member states as well as in the three additional EEA member states (Norway, Iceland and Liechtenstein). The centralized procedure is compulsory for certain types of medicinal products, including for medicines developed by means of certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (gene therapy, somatic cell therapy or tissue-engineered medicines) and medicinal products with a new active substance indicated for the treatment of certain diseases (HIV/AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases). The centralized procedures is an option for medicinal products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or for which the grant of an MA through the centralized procedure would be in the interest of public health at the EU level.

Under the centralized procedure, the CHMP established at the EMA, is responsible for conducting the initial assessment of a drug. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure, the timeframe for the evaluation of an MAA by the EMA’s CHMP is, in principle, 210 days from receipt of a valid MAA. However, this timeline excludes clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP, so the overall process typically takes a year or more, unless the application is eligible for an accelerated assessment. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. Upon request, the CHMP can reduce the time frame to 150 days if the applicant provides sufficient justification for an accelerated assessment. The CHMP will provide a positive opinion regarding the application only if it meets certain quality, safety and efficacy requirements. This opinion is then transmitted to the EC, which has the ultimate authority for granting the MA within 67 days after receipt of the CHMP opinion.

Decentralized and Mutual Recognition Procedures

Medicines that fall outside the mandatory scope of the centralized procedure can be authorized under a decentralized procedure where an applicant applies for simultaneous authorization in more than one EU member state, or they can be authorized in an EU member state in accordance with that state’s national procedures and then be authorized in other EU countries by a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization (mutual recognition procedure).

The decentralized procedure permits companies to file identical MA applications for a medicinal product to the competent authorities in various EU member states simultaneously if such medicinal product has not received marketing approval in any EU member state before. The competent authority of a single EU member state, the reference member state, is appointed to review the application and provide an assessment report. The competent authorities of the other EU member states, the concerned member states, are subsequently required to grant a marketing authorization for their territories on the basis of this assessment. The only exception to this is where the competent authority of an EU member state considers that there are concerns of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the EC, whose decision is binding for all EU member states.

Risk Management Plan

All new MAAs must include a Risk Management Plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. RMPs are continually modified and updated throughout the lifetime of the medicine as new information becomes available. An updated RMP must be submitted: (i) at the request of EMA or a national competent authority, or (ii) whenever the risk-management system is modified, especially as the result of new information being received that may lead to a significant change to the benefit-risk profile or as a result of an important pharmacovigilance or risk-minimization milestone being reached.

The regulatory authorities may also impose specific obligations as a condition of the MA. RMPs and Periodic Safety Update Reports (“PSURs”) are routinely available to third parties requesting access, subject to limited redactions.

MA Validity Period

In the EU, an MA has an initial duration of five years. After these five years, the authorization may subsequently be renewed on the basis of a reevaluation of the risk-benefit balance. Once renewed, the MA is valid for an unlimited period unless the EC or the national competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Applications for renewal must be made to the EMA at least nine months before the five-year period expires.

Exceptional Circumstances/Conditional Approval

Similar to accelerated approval regulations in the United States, conditional MAs can be granted in the EU for medicines intended for treating, preventing or diagnosing seriously debilitating or life-threatening diseases, or in a public health emergency. A conditional MA can be granted for medicinal products where, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, the following criteria are fulfilled: (i) the benefit/risk balance of the product is positive, (ii) it is likely that the applicant will be in a position to provide the comprehensive clinical data post-authorization, (iii) unmet medical needs will be fulfilled by the grant of the MA and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. Once a conditional MA has been granted, the MA holder must fulfil specific obligations within defined timelines. A conditional MA must be renewed annually, but can be converted into a standard MA once the MA holder fulfils the obligations imposed and the complete data confirm that the medicine’s benefits continue to outweigh its risks.

Data and Market Exclusivity

As in the United States, it may be possible to obtain a period of market and / or data exclusivity in the EU that would have the effect of postponing the entry into the marketplace of a competitor’s generic, hybrid or biosimilar product (even if the pharmaceutical product has already received a MA) and prohibiting another applicant from relying on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining an MA or placing the product on the market. Innovative medicinal products (sometimes referred to as new chemical entities) approved in the EU generally qualify for eight years of data exclusivity and 10 years of marketing exclusivity.

If granted, the data exclusivity period begins on the date of the product’s first MA in the EU and prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU. After eight years, a generic product application may be submitted and generic companies may rely on the MA holder’s data. However, a generic product cannot launch until two years later (or a total of 10 years after the first MA in the EU of the innovator product). An additional one-year period of marketing exclusivity is possible if, during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies. Additionally, a standalone one-year period of data exclusivity can be granted where an application is made for a new indication for a well-established substance, provided that significant pre-clinical or clinical studies were carried out in relation to the new indication. Where a change of classification of a pharmaceutical product has been authorized on the basis of significant pre-trial tests or clinical trials, when examining an application by another applicant for or holder of an MA for a change of classification of the same substance the competent authority will not refer to the results of those tests or trials for one year after the initial change was authorized.

Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the European Union’s regulatory authorities to include a new Chemical Entities, or NCE. Even if a compound is considered to be a NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full MAA with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.

Orphan Designation and Exclusivity

The criteria for designating an orphan medicinal product in the EU are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as an orphan product if its sponsor can establish that (1) it is intended for the diagnosis, prevention or treatment of a life- threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify the necessary investment in its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000 Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to 10 years of market exclusivity for the approved therapeutic indication. An application for orphan drug designation (which is not a marketing authorization, as not all orphan-designated medicines reach the authorization application stage) must be submitted first before an MAA of the medicinal product is submitted. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the MAA is submitted, and sponsors must submit an annual report to EMA summarizing the status of development of the medicine. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Designated orphan medicines are eligible for conditional marketing authorization.

The EMA’s Committee for Orphan Medicinal Products (“COMP”) reassesses the orphan drug designation of a product in parallel with the review for a marketing authorization; for a product to benefit from market exclusivity it must maintain its orphan drug designation at the time of marketing authorization review by the EMA and approval by the EC. Additionally, any marketing authorization granted for an orphan medicinal product must only cover the therapeutic indication(s) that are covered by the orphan drug designation.

During the 10-year period of market exclusivity, with a limited number of exceptions, the regulatory authorities of the EU member states and the EMA may not accept applications for marketing authorization, accept an application to extend an existing marketing authorization or grant marketing authorization for other similar medicinal products for the same therapeutic indication. A similar medicinal product is defined as a medicinal product containing a similar active substance or substances as contained in a currently authorized orphan medicinal product, and which is intended for the same therapeutic indication. An orphan medicinal product can also obtain an additional two years of market exclusivity for an orphan-designated condition when the results of specific studies are reflected in the Summary of Product Characteristics (“SmPC”) addressing the pediatric population and completed in accordance with a fully compliant Pediatric Investigation Plan (“PIP”). No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, i.e. the condition prevalence or financial returns criteria under Article 3 of Regulation (EC) No. 141/2000 on orphan medicinal products. When the period of orphan market exclusivity for an indication ends, the orphan drug designation for that indication expires as well. Orphan exclusivity runs in parallel with normal rules on data exclusivity and market protection.

During the period of market exclusivity, an MA may only be granted to a “similar medicinal product” for the same therapeutic indication if: (i) a second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior; (ii) the MA holder for the authorized product consents to a second orphan medicinal product application; or (iii) the MA holder for the authorized product cannot supply enough orphan medicinal product.

Pediatric Development

In the EU, companies developing a new medicinal product are obligated to study their product in children and must therefore submit a PIP together with a request for agreement to the EMA, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The EMA issues a decision on the PIP based on an opinion of the EMA’s Pediatric Committee. Companies must conduct pediatric clinical trials in accordance with the PIP approved by the EMA, unless a deferral (e.g. until enough information to demonstrate its effectiveness and safety in adults is available) or waiver (e.g. because the relevant disease or condition occurs only in adults) has been granted by the EMA. The MAA for the medicinal product must include the results of all pediatric clinical trials performed and details of all information collected in compliance with the approved PIP, unless such a waiver or a deferral has been granted. Medicinal products that are granted an MA on the basis of the pediatric clinical trials conducted in accordance with the approved PIP are eligible for a six month extension of the protection under a supplementary protection certificate (“SPC”), provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires, or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the approved PIP are developed and submitted. An approved PIP is also required when an MA holder wants to add a new indication, medicinal form or route of administration for a medicine that is already authorized and covered by intellectual property rights.

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The Priority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or from the Committee for Advanced Therapies, or CAT, are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

Post-Approval Regulation

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the EC and/or the competent regulatory authorities of the EU member states. This oversight applies both before and after grant of manufacturing licenses and marketing authorizations. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.

Failure by Dianthus or by any of its third-party partners, including suppliers, manufacturers and distributors to comply with EU laws and the related national laws of individual EU member states governing the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of MA, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant an MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

The holder of an MA for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products.

MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of PSURs in relation to medicinal products for which they hold MAs. The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn or varied. The EMA can advise that the MA holder be obliged to conduct post-authorization Phase IV safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the MA holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.

More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.

The manufacturing process for pharmaceutical products in the EU is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. Manufacturing requires a manufacturing authorization, and the manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice (“GMP”). These requirements include compliance with GMP standards when manufacturing pharmaceutical products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the European Union. Similarly, the distribution of pharmaceutical products into and within the EU is subject to compliance with the applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU member states. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with GMP, before releasing the product for commercial distribution in the EU or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent authorities for compliance with GMP.

Sales and Marketing Regulations

The advertising and promotion of Dianthus’ products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other national legislation of individual EU member states may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s SmPC as approved by the national competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the marketing authorization granted for the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion, which is prohibited in the EU. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the EU. Violations of the rules governing the promotion of medicinal products in the EU could be penalized by administrative measures, fines and imprisonment.

Anti-Corruption Legislation

In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU member states. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the European Union. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU member states. Violation of these laws could result in substantial fines and imprisonment. Payments made to physicians in certain EU member states also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU member states. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Other Markets

The UK formally left the EU on January 31, 2020 and the transition period, during which EU laws continued to apply to the UK, expired on December 31, 2020. This means EU laws now only apply to the UK in respect of Northern Ireland as laid out in the Northern Ireland Protocol. Following the end of the transition period, the EU and the UK concluded a trade and cooperation agreement (“TCA”), which applied provisionally from January 1, 2021 and entered into force on May 1, 2021.

The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of UK and EU pharmaceutical regulations. At present, Great Britain has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except in respect of the new CTR, the regulatory regime in Great Britain therefore largely aligns with current EU medicines regulations, however it is possible that these regimes will diverge more significantly in future now that Great Britain’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of UK and EU pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of EU pharmaceutical legislation under the TCA, under a new framework which will be put in place by the Medicines and Healthcare products Regulatory Agency (“MHRA”), from January 1, 2024, the MHRA has stated that it will take into account decisions on the approval of marketing authorizations from the EMA (and certain other regulators) when considering an application for a Great Britain marketing authorization.

On February 27, 2023, the UK government and the EC announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the UK. In particular, the MHRA will be responsible for approving all medicinal products destined for the UK market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single UK-wide marketing authorization will be granted by the MHRA for all medicinal products to be sold in the UK, enabling products to be sold in a single pack and under a single authorization throughout the UK. The Windsor Framework was approved by the EU-UK Joint Committee on March 24, 2023, so the UK government and the EU will enact legislative measures to bring it into law.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If Dianthus fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of September 15, 2023, Dianthus had 43 employees, all of whom were employed full time and 29 of whom were engaged in research and development activities. Eleven of the company’s employees hold Ph.D. or M.D. degrees. None of its employees are represented by a labor union or covered under a collective bargaining agreement. Dianthus considers its relationship with its employees to be good.

Facilities

Dianthus is currently a remote-based company and a majority of its employees work remotely. The company currently leases office space in Waltham, Massachusetts and in New York, New York. Its office in Waltham is approximately 2,750 square feet under a lease that expires in January 2025 and its office in New York is approximately 3,367 square feet under a lease that expires in August 2025. Dianthus’ New York office is its corporate headquarters. As the company expands, Dianthus believes suitable additional or substitute space will be available as and when needed.

Legal Proceedings

From time to time, Dianthus may be subject to legal proceedings. It is not currently a party to or aware of any proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on Dianthus because of defense and settlement costs, diversion of management resources and other factors.